EXHIBIT 10.1

Execution Vesion

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated this 28th day of June, 2007 (the “Effective Date”) is by and between ATS Acquisition Corp., a Minnesota corporation, having a place of business at 3905 Annapolis Lane, #105, Minneapolis, MN 55447 (“Licensee”) and CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec), having a place of business at 16771 Chemin Ste-Marie, Montreal, Quebec H9H 5H3 (“Licensor”).

RECITALS

Capitalized terms used but not defined herein shall have the meaning ascribed such term in the Asset Purchase Agreement.

WHEREAS, Licensor is the owner of, among other things, certain technology, know-how, patent rights and other intellectual property relating to cardiac surgical cryoablation devices;

WHEREAS, Licensee desires to obtain an exclusive (including against Licensor, its Affiliates and its successors and assigns), worldwide, perpetual fully paid-up license to use the Licensed Technology (as hereafter defined) in the Licensee Field of Use;

WHEREAS, Licensor is willing to grant an exclusive (including against Licensor, its Affiliates and its successors and assigns), perpetual, worldwide, fully paid-up license to Licensee to use the Licensed Technology in the Licensee Field of Use upon the terms and conditions set forth below; and

WHEREAS, Licensor and ATS Medical, Inc., a Minnesota corporation, having a place of business at 3905 Annapolis Lane, #105, Minneapolis, MN 55447 (“Licensee Parent”) are parties to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated June 19, 2007 and it is a condition for both the Licensor and Licensee to proceed with a closing of the transactions contemplated therein that each of the parties hereto execute and deliver this Agreement to the other party and both parties wish to proceed with such closing and induce the other party to proceed with such closing.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

– DEFINITIONS

1.1 “Affiliate” means any corporation, partnership or other legal business entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a party hereto.

1.2 “Change in Control” means, with respect to a party: (a) the sale or transfer of all or substantially all of such party’s assets to any Person or group of Persons (other than a subsidiary) by means of any transaction or series of transactions; (b) the acquisition of such party by another Person by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation, whether of such party with, or into, any other Person or Persons, or otherwise, but excluding (i) any merger effected exclusively for changing the domicile of such party or (ii) any consolidation or merger following which holders of equity securities outstanding immediately prior to the merger or consolidation hold more than fifty percent (50%) of the equity securities of the entity surviving the consolidation or merger or an entity controlling the surviving entity after the consolidation or merger); or (c) a transaction or series of transactions in which a Person or group of Persons acquires beneficial ownership of more than fifty percent (50%) of the voting power of the party.

1.3 “Dispute” means any claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof.

1.4 “Excluded Know-How” means, without limitation, all processes, expertise, technology, documentation, records, technical information, know-how, trade secrets, designs, drawings, manufacturing techniques and operational information, whether or not patented or patentable, that are owned, licensed or under the control of Licensor, and which are not reasonably necessary for use in the Licensee Field of Use.

1.5 “Excluded Patents” means (i) those patents and patent applications of Licensor listed in Schedule 1.3; (ii) continuations, divisionals, continuations-in-part (but only to the extent that the claimed subject matter is enabled by any of the patent applications and/or patents referred to in the foregoing clause (i)); (iii) reissues, re-examinations and extensions of any of the foregoing; (iv) all patent applications claiming priority to any of the foregoing and patents issuing thereon; (v) any non-provisional patent application subject to an obviousness-type double patenting rejection over any of the foregoing pursuant to which Licensor files a terminal disclaimer; and (vii) all foreign counterparts of any of the foregoing, but only to the extent that any of the foregoing is not a Licensed Patent.

1.6 “Licensed Know-How” means, without limitation, all processes, expertise, technology, documentation, records, technical information, know-how, trade secrets, designs, drawings, manufacturing techniques and operational information, whether or not patented or patentable, that are owned, licensed or under the control of Licensor, and which are reasonably necessary for use in the Licensee Field of Use.

1.7 “Licensed Patents” means (i) all patent applications and patents that are owned, licensed or under the control of Licensor and that are reasonably necessary for use in the Licensee Field of Use, including those patents and patent applications listed in Schedule 1.7, (ii) continuations, divisionals, continuations-in-part (but only to the extent that the claimed subject matter is enabled by any of the patent applications and/or patents referred to in the foregoing clause (i)); (iii) reissues, re-examinations and extensions of any of the foregoing; (iv) all patent applications claiming priority to any of the foregoing and patents issuing thereon; (v) any non-provisional patent application subject to an obviousness-type double patenting rejection over any of the foregoing pursuant to which Licensor files a terminal disclaimer; and (vii) all foreign counterparts of any of the foregoing.

1.8 “Licensed Technology” means the Licensed Patents, Licensed Know-How, and Licensor Confidential Information, collectively, but specifically excluding the Excluded Patents and Excluded Know-How.

1.9 “Licensee Field of Use” means the development, making, having made, use, importation, exportation, promotion, distribution, offering to sell and/or sale of Products in any territory, directly or indirectly, by any means or through any person whatsoever (including any licensee, distributor or sales agent) to cardiac, thoracic or cardiothoracic surgeons in a marketing manner reasonably and principally designed to cause such products to be used by such surgeons in cardiac cryoablation surgery.

1.10 “Licensor Confidential Information” means any non-public information, or scientific or technical data, expertise of Licensor relating to the Licensed Know-How or Licensed Patents existing as of the Effective Date or developed during the term of this Agreement. Licensor Confidential Information includes, but is not limited to, any non-public information that relates to its market research, customers, markets, product plans, business plans, services, research and development, inventions, processes, procedures, methods, designs, data, programs, drawings, and engineering information, but excluding any of the foregoing to the extent the same becomes part of the public domain and therefore is able to be used by Licensee without violating any rights of Licensor without regard to Licensee’s rights hereunder.

1.11 “Licensor’s Knowledge” has the same meaning as the “Knowledge of Seller” as set forth in the Asset Purchase Agreement.

1.12 “Products” means the Specified Products and products or devices, whether now existing or hereafter developed by or for Licensee, that are substantially similar to the Specified Products, regardless of the refrigerant used. For purposes of clarity and without limitation, no product that:(i) is deployed in an endovascular clinical approach or (ii) includes an inflatable or expandable member will be considered to be substantially similar to the Specified Products.

1.13 “Specified Product(s)” means the products listed on Schedule 1.11.

1.14 “Unauthorized Patent Licensee” shall have the meaning set forth in Section 2.3(a) of this Agreement.

GRANT; CERTAIN COVENANTS

1.15 Licensor hereby grants to Licensee and its Affiliates, and Licensee hereby accepts, an exclusive (including against Licensor, its Affiliates and its successors and assigns), worldwide, perpetual, fully paid up license to the Licensed Technology for purposes of using the same in the Licensee Field of Use. Licensee will have the right to grant, from time to time at its sole discretion and upon such terms and conditions as Licensee determines in its sole discretion, one or more sublicenses under the license granted to it in this Section 2.1. Licensee shall, as promptly as practicable, notify Licensor of the names of any sublicensor to whom it grants a sublicense hereunder.

1.16 For purposes of clarity, the “exclusive” nature of the license granted under Section 2.1 means that so long as this Agreement is in effect, Licensor will not grant to any third party the right to use, and Licensor, its Affiliates and its successors and assigns will not use, the Licensed Technology in the Licensee Field of Use and Licensor represents and warrants that it has not previously granted any other party the present or future right to do so.

1.17 Licensor hereby agrees that:

(a)	Licensor will not, at any time prior to December 31, 2015, grant any Person a license to, or otherwise grant to any Person the right to use or give any Person its consent to the use of, any of the Excluded Patents (or the technology covered thereby) in the Licensee Field of Use (in any such case, an “Unauthorized Patent Licensee”). In the event that Licensor does grant a license to, or otherwise grants to any Unauthorized Patent Licensee the right to use or gives any Person its consent to the use of, any of the Excluded Patents (or the technology covered thereby) at any time prior to December 31, 2015, Licensor will contractually prohibit such Person in writing from using the same in the Licensee Field of Use and, in such writing, will name Licensee and Licensee Parent as third party beneficiaries to such writing. For greater certainty, Licensor covenants and agrees to notify Licensee and Licensee Parent in writing concerning the entering into such an agreement and provide a copy of the same to Licensee and Licensee Parent (except that any such copy will be redacted to protect any confidential information contained therein), but Licensee and Licensee Parent will not have any rights to negotiate such agreement;

(b)	In the event Licensor sells or otherwise transfers any of the Excluded Patents (or the technology covered thereby) prior to December 31, 2015, it will, as a condition to such sale or transfer, contractually obligate the purchaser or transferee (but in any event only until December 31, 2015) to abide by the covenant set forth in (a) above with respect to the sold or transferred Excluded Patent(s) (or the technology covered thereby) and name Licensee as a third party beneficiary to such covenant; and

(c)	In the event that Licensee makes Licensor aware, or Licensor becomes aware, that any licensee of the Excluded Patents has become an Unauthorized Patent Licensee at any time prior to December 31, 2015, Licensor will immediately take all commercially reasonable actions (including without limitation litigation) to stop such use as soon as is practicable. The costs and expenses of such actions will be borne by Licensor.

1.18 Licensor agrees that it will not, except in connection with a Licensor Change in Control, at any time during the period from December 31, 2015 through December 31, 2019, grant any Person a license to, or otherwise grant to any Person the right to use or give any Person its consent to the use of, any of the Excluded Patents (or the technology covered thereby) in the Licensee Field of Use unless (i) Licensor first notifies in writing the Licensee and Licensee Parent of its intention to grant or make an offer to grant, such a license or consent to use, and (ii) Licensee is provided an exclusive period of negotiation with Licensor for a period of fifteen (15) business days to enter into such a license or agreement. Licensor and Licensee agree to negotiate in good faith in order to enter into such an agreement but in no event shall Licensor be obligated to enter into any definitive agreement with Licensee. If Licensee does so agree, its rights to the applicable Excluded Patents (and the technology covered thereby) will be exclusive in the Licensee Field of Use. If Licensee and Licensor are unable to agree, then Licensee shall have the right to participate in any other process used by Licensor in connection with granting a license. For purposes of clarity, Licensor will not enter into any agreement that gives any Person a license or otherwise gives any Person the right to use any of the Excluded Patents (or the technology covered thereby) in the Licensee Field of Use unless the Licensee and Licensee Parent have been notified in writing of this potential and have been provided the exclusive negotiation period as provided for above. Once the above repurchase period has expired, the Licensor will have no further obligation to the Licensee with respect to the foregoing (assuming no agreement related to the foregoing was entered into during such period).

PATENT PROSECUTION AND MAINTENANCE

1.19 With respect to the Licensed Patents, and subject to Licensor’s right to collect from Licensee amounts which are the responsibility of Licensee pursuant to Section 3.2, Licensor shall (i) pay when due all maintenance and annuity fees for the Licensed Patents; (ii) prosecute until issuance all patent applications falling within the definition of Licensed Patents; and (iii) keep Licensee apprised of all proceedings concerning prosecution of the Licensed Patents before the applicable examining authority in accordance with Section 3.2.

1.20 Licensor shall maintain primary responsibility for patent prosecution and maintenance of Licensed Patents, to include filing of continuation, divisional or other related filings, in countries specified by Licensee, as reasonably requested by Licensee. Licensee shall be copied on all correspondence and official actions received from examining authorities as promptly as practicable following Licensor’s receipt thereof and Licensor shall provide Licensee with copies of responses to official actions as promptly as practicable in advance of the deadline for filing such response to enable Licensee to provide input on the response and amendments to claims, if any. Licensee and Licensor shall negotiate in good faith any dispute regarding any input Licensor receives from Licensee that Licensor does not wish to incorporate into such response and amendments. Expenses incurred by Licensor related to such prosecution and maintenance will be shared equally between the parties. Licensee shall reimburse Licensor for any and all expenses paid or to be paid by Licensor for which Licensee is responsible under this Section 3.2 within thirty (30) days of receipt of a notice from Licensor that Licensor has paid such amounts or that Licensor will be paying such amounts within forty-five (45) days of the date of such notice. If Licensor (i) elects not to prosecute; (ii) desires to abandon any of patent applications included in the definition of the Licensed Patents; (iii) desires not to maintain any patent or patent application included in the definition of Licensed Patents; or (iv) does not desire to file a patent application in any foreign country in which Licensee has expressed an interest, it shall so notify Licensee in writing that is delivered to Licensee at such time so as to allow a reasonable time for Licensee to (a) assume the prosecution of any such patent application prior to any abandonment thereof; (b) prevent any actual abandonment of any patent or patent application; (c) make maintenance and annuity fee payments in advance of any abandonment thereof; and (d) file patent applications in foreign countries of Licensee’s choice. In any such case, Licensor shall assign its rights in such patent or patent application to Licensee and execute such documentation as Licensee reasonably requests to evidence such assignment, and Licensee shall have the right to prosecute and maintain such patent or patent application in its own name at its own expense.

WARRANTIES AND REPRESENTATIONS; COVENANTS

1.21 Licensor represents and warrants that as of the Effective Date (i) Licensor is the sole and exclusive owner of the Licensed Technology; (ii) Licensor is empowered to grant the license granted herein; (iii) there are no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or third parties, whether written, oral or implied, which would be inconsistent with the license granted hereunder; (iv) the Licensed Patents are the only patents or pending patent applications owned by Licensor with claims that read on the Specified Products and that are necessary or currently used to develop, make, use, import, export, promote, distribute, offer to sell and sell, Specified Products other than patents and patent applications assigned to Licensee under the Asset Purchase Agreement by and between Licensor and Licensee dated of even date herewith; (v) Licensor is unaware of any information that raises a question of validity of any of the Licensed Patents; (vi) to Licensor’s Knowledge, no third party patent or patent rights or other intellectual property rights would be infringed by the manufacture, use or sale of a Specified Product in the manner permitted hereby and there is no claim pending or threatened with respect thereto except as otherwise disclosed in Section 2.18 of the Disclosure Schedule to the Asset Purchase Agreement; (vii) Licensor has not entered into any agreement that, if entered into after the date hereof, would violate a provision of Section 2.3 or 2.4; and (viii) each patent and patent application owned by Licensor is listed on either Schedule 1.3 or Schedule 1.5.

1.22 No Other Representations. Other than the representations and warranties set herein, Licensor does not make any representation or warranty whatsoever, express or implied, regarding the Licensed Technology; provided, however, that such disclaimer shall not apply to any representations and warranties that Licensor makes or has made to the Licensee under the Asset Purchase Agreement, and Licensee expressly reserves any and all rights it may have thereunder.

1.23 Covenant Not to Sue. Licensor agrees, on behalf of itself and any future assignee of an Excluded Patent, that it and they will not initiate any action, claim or suit against Licensee or Licensee Parent or any Affiliate of Licensee Parent, or otherwise seek compensation from Licensee or Licensee Parent or any Affiliate of Licensee Parent, in the event that any Specified Product, or any use or method of manufacture of the same, reads upon a claim of an Excluded Patent with respect to the Licensee Field of Use.

ENFORCEMENT

1.24 With respect to the Licensed Patents only, when information comes to the attention of Licensor or Licensee to the effect that any of the Licensed Patents have been or are threatened to be infringed by a third party making, using or selling a product used by cardiac, thoracic and/or cardiothoracic surgeons in cardiac cryoablation surgery, Licensor or Licensee, as the case may be, shall notify the other party in writing of any such infringement or threatened infringement of which it becomes aware. Licensee shall have the initial right but not the obligation to take any action to stop such infringement or otherwise enforce Licensee’s rights and Licensor shall, at Licensee’s expense, cooperate with Licensee in any such action. Licensee shall have the right to join Licensor as a party plaintiff and Licensor shall join in any such action upon the request and at the expense of Licensee. Licensor shall, at Licensee’s expense, execute all documents and perform such other acts as may be reasonably required including giving testimony, which may reasonably be required in connection with such suit, action or proceeding. If Licensee initiates suit hereunder, it shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof and shall be entitled to retain any damages recovered in such suit or in settlement thereof. In any such action, Licensor shall, at it own expense, have the right to equally participate in the action through counsel of its own selection.

1.25 In the event Licensee decides to take no action to stop such infringement, it shall notify Licensor and thereafter Licensor shall have the right to commence an action against such infringement, at its own expense and in its own name and shall have the right to join Licensee as a party plaintiff and Licensee shall join in any such action. Licensee shall execute all documents and take all other actions, at Licensor’s expense, including giving testimony, which may reasonably be required in connection with such suit, action or proceeding. In any action instituted by Licensor under this Section 5.2 Licensor shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof and shall be entitled to retain any damages recovered in such suit or in settlement thereof. Notwithstanding the foregoing, Licensor shall not enter into any settlement with any third party that would derogate the rights granted to Licensee hereunder.

TERM AND TERMINATION

1.26 This Agreement shall commence on the Effective Date and shall remain in force until terminated (if at all) in accordance with Section 6.2 below.

1.27 This Agreement may be terminated only by Licensee, and Licensee may terminate this Agreement for any reason by providing written notice to Licensor which specifically provides that Licensee is terminating this Agreement under this Section 6.2, in which case this Agreement shall terminate at such time as indicated in such written notice, but no earlier than thirty (30) days from the date on which such notice is sent.

1.28 The provisions of Articles VII, VIII and IX shall survive the termination of this Agreement.

INDEMNITY

1.29 Licensor shall at its sole cost and expense, defend Licensee and its Affiliates, successors, assigns, representatives and agents, against any and all Damages arising out of or related to the breach of any of its warranties, representations, covenants or obligations set forth herein; provided, however, that Licensee may not seek indemnity for any Damages if Licensee also seeks indemnity for the same matter pursuant to the Asset Purchase Agreement, in which case Licensee’s sole remedy for such breach shall be its indemnity rights (if any) for such matter under the Asset Purchase Agreement.

1.30 Licensee shall at its sole cost and expense, defend Licensor and its Affiliates, successors, assigns, representatives and agents, against any and all Damages arising out of or related to the breach of any of its warranties, representations, covenants or obligations set forth herein; provided, however, that Licensor may not seek indemnity for any Damages if Licensee also seeks indemnity for the same matter pursuant to the Asset Purchase Agreement, in which case Licensor’s sole remedy for such breach shall be its indemnity rights (if any) for such matter under the Asset Purchase Agreement.

7.3 In the event of any claim for indemnity under Section 7.1 or 7.2 of this Agreement, the maximum amount of indemnification payable to an indemnified party shall, in the aggregate, be the Maximum Amount, as defined under Section 5.5 of the Asset Purchase Agreement; provided, however, that the Maximum Amount shall not be applicable to the following: (i) in the event that Licensor breaches the exclusive nature of the license granted to Licensee under this Agreement or (ii) in the event of a Fraud Claim, as defined under the Asset Purchase Agreement.

DISPUTE RESOLUTION

1.31 This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York including without limitation Section 5-1401 of the New York General Obligations Law (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Any and all disputes arising under this Agreement will be settled in the manner set forth in Article 6 of the Asset Purchase Agreement.

1.32 Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

MISCELLANEOUS

1.33 Notice permitted or required to be given under this Agreement shall be deemed sufficient if personally delivered or given in writing by facsimile, commercial air delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the Parties set forth below or at such other address as the respective Parties may designate by like notice from time to time. Notices so given shall be effective upon the earlier of: (a) receipt by the Party to which notice is given (which, in the instance of a facsimile, shall be deemed to have occurred at the time that the machine transmitting the facsimile verifies a successful transmission of the facsimile); (b) on the seventh business day following the date such notice was deposited in the mail; or (c) on the second business day following the date such notice was delivered to a commercial air delivery service. Notices shall be marked “Confidential” and shall be given as follows:

If to Licensor:

CryoCath Technologies Inc.

16771 Chemin Ste-Marie
Montreal, Quebec

H9H 5H3
Canada
Attn: President and Chief Executive Officer
Fax: (514) 694-7075

With a copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College
Montreal, Quebec
H3A 3N9
Canada
Attn: Neil Kravitz and Elliot Greenstone
Fax: (514) 841-6499

And

Christopher & Weisberg, P.A.
200 East Las Olas Boulevard, Suite 2040
Fort Lauderdale, Florida 33301
Attention: John Christopher
Fax: (954) 828-9122

If to Licensee:

ATS Acquisition Corp.
3905 Annapolis #105
Minneapolis, MN 55447
Attention: Rick Curtis
Facsimile No.: (763) 577-2020

If to Licensee Parent:

ATS Medical, Inc.
3905 Annapolis #105
Minneapolis, MN 55447
Attention: Rick Curtis
Facsimile No.: (763) 577-2020

In each case, with a copy to:

Oppenheimer Wolff & Donnelly LLP
45 South 7th Street, Suite 3300
Minneapolis, MN 55402
Attention: Thomas R. Marek and Phillip B. Martin
Facsimile No.: (612) 607-7100

Or such other address as may be provided in accordance with this Section 9.1.

1.34 All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Licensor agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such licensed intellectual property to the extent commercially practicable to do so. If a case is commenced by or against Licensor under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its/their successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform all of the obligations provided in this Agreement to be performed by Licensor or provide to Licensee all such intellectual property (including all related documentation, descriptions and embodiments thereof) held by Licensor and such successors and assigns, as Licensee may elect in a written request, immediately upon such request. All rights, powers and remedies of Licensee provided under this Section 9.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Licensor. Licensee, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

1.35 From and after the date hereof, except as otherwise consented to by in writing, (i) Licensee will not, directly or indirectly disclose or use in a manner adverse to the Licensor, any Licensor Confidential Information except as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (ii) the Licensor Confidential Information will be the exclusive property of the Licensor, and (iii) if a Licensee or its agents or representatives receives a request to disclose all or any part of the Licensor Confidential Information in connection with a legal proceeding, the Licensee will exercise its commercially reasonable efforts to (A) immediately notify the Licensor of the existence, terms and circumstances surrounding such request, (B) consult with the Licensor on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at Licensor’s cost and expense, obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which the Licensor so designates. Notwithstanding anything herein to the contrary, nothing shall restrict Licensee from filing this Agreement with the United States Patent and Trademark Office and in any other jurisdictions Licensee deems appropriate to secure its rights hereunder.

1.36 Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party; provided, however, that (a) Licensee may assign and otherwise transfer this Agreement (i) to any of its Affiliates, or (ii) to an entity that acquires all or substantially all of the business or assets of such party to which the Licensed Technology relates, whether by merger, acquisition of stock or assets, operation of the law and (b) Licensor may and shall assign this Agreement to an Affiliate or to any third party to whom it sells or transfers the Licensed Technology or, if Licensor sells or transfers some but less than all of the Licensed Technology to a third party, if the Licensor is selling or transferring some, but not all, of the Licensed Technology to any party, then, as a condition to such sale or transfer, Licensor must obtain the written agreement from the purchasing or transferee party to fulfill Licensor’s obligations hereunder with respect to the Licensed Technology being purchased by or transferred to such purchasing or transferee party, which such written agreement must name Licensee as a third party beneficiary. For purposes of clarity, this Agreement shall automatically be transferred to any party who acquires all of the equity interests of Licensor or Licensee, whether by acquisition of stock, via a merger, amalgamation or otherwise. Licensor or Licensee, as the case may be, shall be jointly and severally responsible for the performance of any party of its obligations hereunder to whom it assigns this Agreement as permitted hereby.

1.37 This Agreement and the Asset Purchase Agreement between Licensor and Licensee and the agreements related to them constitute the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no prior oral or written promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. The parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

1.38 The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

1.39 This Agreement and any amendments hereto may be executed in several counterparts, and when executed, shall constitute one agreement binding on all the parties hereto, notwithstanding that all are not signatures to the original or the same counterpart.

1.40 Licensee and Licensee Parent covenant and agree that all rights and obligations of Licensee under this Agreement vis-a-vis the Licensor which may give rise to a financial payment obligation or a liability to Licensor shall, upon the terms and subject to the conditions of this Agreement, become a fully guaranteed and enforceable obligation of Licensee Parent.

1.41 Nothing in this Agreement shall be construed or interpreted as creating a joint venture or partnership between or among the parties. Except as expressly set forth in this Agreement, neither Licensor nor Licensee is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party or to act in any way in such capacity. Neither Licensee nor Licensor shall have any right or authority to bind the other party in any way, except as expressly set forth in this Agreement, and the relationship of Licensor and Licensee has at all times and will continue to that of independent contractors.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CRYOCATH TECHNOLOGIES INC. By /s/ Jan Keltjens Its President & CEO	ATS ACQUISITION CORP. By /s/ Rick Curtis Its Vice President
ATS MEDICAL, INC. (with respect to Section 9.8 only) By /s/ Michael Dale Its President and CEO

SCHEDULES

Schedule 1.3 – EXCLUDED PATENTS

Schedule 1.8 – SPECIFIED LICENSED PATENTS

Schedule 1.11 – SPECIFIED PRODUCTS